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                                                                   EXHIBIT 99.11

                                    AGREEMENT


                  THIS AGREEMENT (this "Agreement"), dated as of November 12, 1996, is by and among Furon Company, a California corporation ("PARENT"), FCY, Inc., an Ohio corporation and a subsidiary of Parent ("PURCHASER"), and _______________________ ("SHAREHOLDER").

                              W I T N E S S E T H:

                  WHEREAS, simultaneously with the execution of this Agreement, Parent, Purchaser and Medex, Inc., an Ohio corporation (the "COMPANY") have entered into an Agreement and Plan of Merger (the "MERGER AGREEMENT"), pursuant to which (i) Purchaser has agreed, among other things, to commence a cash tender offer (as such tender offer may hereafter be amended from time to time in accordance with the Merger Agreement, the "OFFER") to purchase all shares of common stock, $.01 par value, of the Company (the "COMPANY COMMON STOCK") and
(ii) Purchaser will be merged with and into the Company (the "MERGER"); and

                  WHEREAS, Shareholder is the record and beneficial owner of, and has the sole right to vote and dispose of, the number of shares of Company Common Stock set forth on Schedule A hereto together with any stock purchase rights related thereto (the "SHARES"); and

                  WHEREAS, as an inducement and a condition to its entering into the Merger Agreement and incurring the obligations set forth therein, including the Offer and the Merger, Parent has required that Shareholder enter into this Agreement;

                  NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and agreements contained herein and in the Merger Agreement, the parties agree as follows:

                  1. Certain Definitions. Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement. In addition, for purposes of this Agreement:

                  "AFFILIATE" means, with respect to any specified Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. Affiliate shall not include the Company or its Subsidiaries.

                  "BENEFICIALLY OWN," "BENEFICIAL OWNER" or "BENEFICIAL OWNERSHIP" with respect to any securities means having "BENEFICIAL OWNERSHIP" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act ).
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                  "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

                  "OPTION SHARES" means any options, warrants, rights or other securities convertible into or exercisable or exchangeable for Company Common Stock.

                  "OWNED SHARES" means the shares of Company Common Stock owned by Shareholder (either of record or through a nominee), together with any other shares of Company Common Stock now or hereafter Beneficially Owned by Shareholder in each case together with any stock purchase rights related thereto.

                  "PERSON" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

                  "TRANSFER" means, with respect to a security, the sale, transfer, pledge, hypothecation, encumbrance, assignment or disposition of such security or the Beneficial Ownership thereof, the offer to make such a sale, transfer or other disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, "TRANSFER" shall have a correlative meaning.

                  2. Tender of Shares; Exercise of Options.

                  (a) Shareholder hereby agrees to tender and not withdraw all Owned Shares (or cause the record owner thereof to tender and not withdraw such Owned Shares), pursuant to and in accordance with the terms of the Offer or to cause such Shares to be sold to the Company promptly after the consummation of the Offer (but in no event is tender required earlier than January 2, 1997) as contemplated by Section 6.16 of the Merger Agreement.

                  (b) Immediately after the expiration of the Offer (but in no event is tender required earlier than January 2, 1997) Shareholder will cause all Option Shares to be tendered to the Purchaser or the Company as provided in
Section 6.3 of the Merger Agreement.

                  3. Intentionally Deleted.

                  4. Restrictions on Transfer and Proxies; No Solicitation.

                  (a) Shareholder shall not directly or indirectly: (i) until the Merger Agreement is consummated or terminated (unless a Purchase Event has occurred hereunder or such termination results in a Purchase Event hereunder), and except as provided in Section 2 hereof, Transfer (including the Transfer of any securities of an Affiliate which is the record holder of Owned Shares if, as the result of such Transfer, such Person would cease to be an Affiliate of Shareholder) to any Person any or all Owned Shares or Option Shares; (ii) except for proxies or powers of attorney granted in connection with the 831 Meeting, deposit any Owned Shares into a voting trust or enter into a voting agreement, understanding or arrangement with respect


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to such Owned Shares; or (iii) take any action that would make any representation or warranty of Shareholder contained herein untrue or incorrect or would result in a breach by Shareholder of its obligations under this Agreement.

                  (b) Shareholder shall, and shall cause its Affiliates and its and their officers, directors, employees, representatives and agents (the "Covered Persons") to, immediately cease any existing discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Shareholder will not, and will cause the Covered Persons not to, (i) solicit, directly or through an intermediary, any inquiries with respect to, or the making of, any Acquisition Proposal, or (ii) engage in negotiations or discussions with, or furnish any confidential information relating to the Company or its Subsidiaries to, any Third Party relating to an Acquisition Proposal; provided, that nothing in this Agreement shall prohibit Shareholder or any Covered Person from taking or omitting to take any action permitted to be taken or omitted to be taken by the Company under Section 6.4(a) of the Merger Agreement in their capacities as officers, directors, employees, representatives and agents of the Company.

                  5. The Option.

                  (a) Grant of Option. Shareholder hereby grants to Purchaser an exclusive and irrevocable option (an "OPTION") to purchase, during the period specified in Section 5(c)(i) hereof and subject to the conditions set forth in
Section 5(e) hereof, all, but not less than all, of such Shareholder's Owned Shares at the exercise price specified in Section 5(b) hereof.

                  (b) Exercise Price. The exercise price for each Owned Share (the "PER SHARE EXERCISE PRICE") with respect to which an Option is exercised shall be the merger consideration provided for in the Merger Agreement; provided, however, that if the Merger Consideration of $23.50 provided for in the Merger Agreement is increased after the date hereof, the Per Share Exercise Price shall be increased in the same proportion, and if the Option shall have been exercised before such increase in the merger consideration, then, if and when the Merger becomes effective, Purchaser shall promptly pay or deliver to the Shareholder whose Owned Shares have been purchased pursuant to the Option the additional consideration which such Shareholder would have been entitled to receive if such purchase had occurred after such increase in the merger consideration.

                  (c) Exercise of Option.

                           (i) Each Option may be exercised, with respect to the Owned Shares, by Purchaser at any time, from and after the occurrence of a Purchase Event (as defined in Section 5(c)(ii) below) and prior to one year after the Purchase Event by sending a written notice (a "NOTICE OF EXERCISE") to such Shareholder at the address specified for notice pursuant to Section 9(f), specifying (ii) the location, date and time


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         for the closing (a "CLOSING") of such purchase (which date shall be no later than 10 business days and no earlier than two business days after the date such notice is given, and in no event earlier than the date on or by which the condition specified in Section 5(e)(i) has been satisfied or waived) and (ii) the Per Share Exercise Price.

                           (ii) Each of the following events is a Purchase
         Event;

                           1) any person or group (as defined in Section
                  13(d)(3) of the Exchange Act) (other than Parent or any subsidiary of Parent) shall have become the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange
                  Act), of at least 20% of any class or series of capital stock of the Company (including the Company's Common Stock);

                           2) any one or more persons (other than Parent or any
                  subsidiary of Parent) shall have commenced or shall have filed a registration statement under the Securities Act of 1933, as amended, with respect to, a tender offer or exchange offer to purchase any shares of the Company's Common Stock such that, upon consummation of such offer, such person would own or control 20% or more of the then outstanding Company Common Stock and Issuer has redeemed its rights under the Rights Agreement or such Rights Agreement has been declared invalid or unenforceable by a court of competent jurisdiction;

                           3) the Company's Board of Directors shall have
                  received a superior takeover proposal and the Board or any committee thereof enters into a definitive agreement with respect to a superior takeover proposal;

                           4) the Merger Agreement is terminated pursuant to
                  Section 8.1(e) thereof; or

                           5) the Merger Agreement is terminated pursuant to
                  Section 8.1(f)(i) thereof.

                  (d) Closing. At the Closing:

                           (i) Purchaser shall deliver to the Shareholder who owns the Shares subject to the Option (x) the Per Share Exercise Price multiplied by (y) the number of such Shareholder's Owned Shares in immediately available funds; and

                           (ii) the Shareholder shall deliver to Purchaser certificates representing such Shareholder's Owned Shares free and clear of all liens, claims, charges, encumbrances, rights or interests of any kind or nature whatsoever, duly


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         endorsed for transfer or accompanied by stock powers duly executed in blank, and any other documents necessary to effectuate and evidence the transfer.

                  (e) Shareholder's Condition to Closing. The obligations of a Shareholder to proceed with any Closing shall be subject to no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction having been enacted, entered, issued, promulgated or enforced by any court or governmental authority, subsequent to the date of this Agreement, which prohibits or restricts any of the transactions contemplated by this Agreement.

         6. Additional Payment Under Certain Circumstances. If after the Purchaser has exercised the Option, the Purchaser directly or indirectly sells or otherwise disposes of any Shares purchased pursuant to the Option (other than in the Merger or the offer) then the Purchaser shall pay to the Shareholder, as promptly as practicable after such sale or other disposition, the amount, if any (the "Excess Amount"), by which the aggregate net proceeds received by the Purchaser upon such sale or other disposition exceeds the aggregate price paid by the Purchaser to the Shareholder upon exercise of the Option for the purchase of the Shares so sold or disposed of. In the event that the Purchaser receives securities or other property other than cash upon such sale or disposition, the "price," for purposes of calculating the Excess Amount, if any, shall be deemed to be the amount of cash received upon the sale of the Shares plus the fair market value of such securities and the property at the time of receipt. For purposes of the foregoing, (i) the fair market value of securities which are publicly traded shall be deemed to be the closing price for such securities on the date of receipt (or, if not a business day, on the next preceding business day) on the New York Stock Exchange, if the securities are listed thereon, or, if not so listed, on any other national securities exchange or national quotation system on which such securities are listed and principally traded, or, if not so listed on any national securities exchange or national quotation system, the average of the closing bid and asked prices in the over-the-counter market on the date of receipt (or, if not a business day, on the next preceding business day); (ii) the fair market value of any other property shall be as determined by a nationally recognized investment banking firm (the fees of which will be borne equally by the Company and the Purchaser) mutually selected by the parties or, if none can be so selected, then as selected by the President of the New York Stock Exchange, Inc. For purposes of determining the Excess Amount, if the Purchaser has not sold or disposed of all the Shares by November 11, 1997, then the Excess Amount shall be paid promptly to the Shareholder on any remaining Shares and shall be determined based on the fair market value of such remaining Shares on such date as determined above and the provisions of this
Section 6 shall thereupon terminate.



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         7. Representations and Warranties of Shareholder. Shareholder hereby represents, warrants and covenants to Parent and Purchaser as follows:

                  (a) Shareholder has all necessary power and authority to execute and deliver this Agreement and perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes the valid and binding agreement of Shareholder, enforceable against Shareholder in accordance with its terms except to the extent (i) such enforcement may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors rights and (ii) the remedy of specified performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                  (b) Shareholder is the Beneficial Owner of the shares of Company Common Stock set forth on Schedule A and has the right to tender such shares as contemplated by this Agreement so that, upon the consummation of the Offer or the sale by Shareholder to the Company following the Offer, Purchaser or the Company will own such shares free and clear of all liens, claims, options, proxies, voting agreements, security interests, charges and encumbrances. Shareholder holds options for the purchase of shares of Company Common Stock as set forth on Schedule A. Except as set forth on Schedule A, Shareholder has the power to dispose of the Owned Shares, and the power to issue instructions with respect to the Owned Shares to the extent appropriate in respect of the matters set forth in this Agreement, power to demand appraisal rights and power to agree to all of the matters set forth in this Agreement, in each case which respect to all of the Owned Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

                  (c) Except for filings, authorizations, consents and approvals as may be required by Shareholder under, and other applicable requirements of the Hart-Scott- Rodino Antitrust Improvements Act of 1976 (the "HSR ACT") and the Exchange Act, in each case as amended, (i) no filing by Shareholder will, and no permit, authorization, consent or approval of, any state or federal governmental body or authority is required to be obtained by Shareholder for the execution of this Agreement by Shareholder and the consummation by Shareholder of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by Shareholder, the consummation by Shareholder of the transactions contemplated hereby or compliance by Shareholder with any of the provisions hereof shall (A) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Shareholder is a party or by which Shareholder or any of its properties or assets (including the Owned Shares) may be bound, or (B) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to Shareholder or any of its properties or assets.

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                  (d) Shareholder understands and acknowledges that Parent is entering into, and causing the Purchaser to enter into, the Merger Agreement, and is incurring the obligations set forth therein, in reliance upon Shareholder's execution and delivery of this Agreement.

                  (e) Shareholder agrees with and covenants to Parent that Shareholder shall not request that the Company or Parent, as the case may be, register the Transfer (book-entry or otherwise) of any certificated or uncertificated interest representing any of the securities of the Company or of Parent, as the case may be, unless such Transfer is made in compliance with this Agreement.

                  8. Representations and Warranties of Parent and Purchaser. Parent and Purchaser hereby represent, warrant and covenant to Shareholder as follows:

                  (a) Parent is a corporation duly organized and validly existing under the laws of the State of California, and Purchaser is a corporation duly organized and validly existing under the laws of the State of Ohio and each of them is in good standing under the laws of the state of its incorporation. Parent and Purchaser have all necessary corporate power and authority to execute and deliver this Agreement and perform their respective obligations hereunder. The execution and delivery by Parent and Purchaser of this Agreement and the performance by Parent and Purchaser of their respective obligations hereunder have been duly and validly authorized by the Board of Directors of each of Parent and Purchaser and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

                  (b) This Agreement has been duly and validly executed and delivered by Parent and Purchaser and constitutes a valid and binding agreement each of Parent and Purchaser, enforceable against each of them in accordance with its terms except to the extent (i) such enforcement may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                  (c) Except for filings, authorizations, consents and approvals as may be required under, and other applicable requirements of the HSR Act and the Exchange Act, and applicable state law, including the provisions of Section 1701.831(B) of Title 17 of the Ohio Revised Code, (i) no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by Parent or Purchaser and the consummation by Parent or Purchaser of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by Parent or Purchaser, the consummation by Parent or Purchaser of the transactions contemplated hereby or compliance by Parent or Purchaser with any of the provisions hereof shall (A)

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conflict with or result in any breach of the certificate of incorporation or by-laws of Parent or Purchaser, or (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Parent or Purchaser is a party or by which Parent or Purchaser or any of their respective properties or assets may be bound, or violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to Parent or Purchaser or any of their respective properties or assets.

                  9. Termination. This Agreement (and all covenants of Shareholder hereunder) shall terminate on the earlier of (i) the purchase by Purchaser of the Owned Shares and the Option Shares pursuant to this Agreement and the Merger Agreement; (ii) one year after the first occurrence of a Purchase Event; or (iii) termination of the Merger Agreement pursuant to Sections 8.1(a), 8.1(b)(iii), 8.1(f)(ii), 8.1(c) (so long as a Purchase Event has not otherwise occurred) or 8.1(g).

                  10. Miscellaneous.

                  (a) This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

                  (b) Shareholder agrees that this Agreement and the respective rights and obligations of Shareholder hereunder shall attach to any shares of Company Common Stock, and any securities convertible into such shares, that may become Beneficially Owned by Shareholder.

                  (c) All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

                  (d) This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any party (whether by operation of Law or otherwise) without the prior written consent of the other parties; provided, that Purchaser may assign or delegate its rights and obligations hereunder to Parent or any Subsidiary of Parent, but no such assignment or delegation shall relieve Purchaser of its obligations hereunder. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.


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                  (e) This Agreement may not be amended, changed, supplemented, or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by each of the parties hereto. The parties may waive compliance by the other parties hereto with any representation, agreement or condition otherwise required to be complied with by such other party hereunder, but any such waiver shall be effective only if in writing executed by the waiving party.

                  (f) All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) transmitter's confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand or (c) the expiration of five business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

                  If to Shareholder:    To the Address specified under the
                                        Shareholder's name on the signature page hereto.

                  If to Parent or       To the Address specified in the Merger
                  Purchaser:            Agreement.


                  (g) Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and
(b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in any state or federal court.

                  (h) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

                  (i) This Agreement shall be governed and construed in accordance with the Laws of the State of Ohio (regardless of the Laws that might otherwise govern under applicable principles of conflict of laws) as to all matters, including matters of validity, construction, effect, performance and remedies.


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                  (j) The descriptive headings used herein are inserted for
convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                  (k) This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.


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                  IN WITNESS WHEREOF, Parent, Purchaser and Shareholder have caused this Agreement to be duly executed as of the day and year first above written.

                                        Furon Company,
                                        a California corporation


                                        By:
                                            ----------------------------------
                                                 Name:
                                                 Title:


                                        FCY, Inc.,
                                        an Ohio corporation


                                        By:
                                            ----------------------------------
                                                 Name:
                                                 Title:


                                        SHAREHOLDER

                                            ----------------------------------




                                                     Address:

                                            ----------------------------------

                                            ----------------------------------


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                                   SCHEDULE A


                              [Company Common Stock
                            Beneficially Owned by the
                         Shareholder, including Options]



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